Apyx Medical Corporation Provides Update on the Premarket Notification 510(k) Submission to the U.S. Food and Drug Administration (FDA) for Use in Dermal Resurfacing Procedures; Provides Preliminary First Quarter 2019 Revenue Results and Reaffirms 2019 Revenue Outlook

CLEARWATER, FL — April XX, 2019 - Apyx Medical Corporation, formerly known as Bovie Medical Corporation, (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product marketed and sold under the Renuvion® Cosmetic Technology brand in the cosmetic surgery market, today announced it has voluntarily withdrawn its application for premarket notification 510(k) regulatory clearance of J-Plasma/Renuvion for use in dermal resurfacing procedures. The Company will continue to work with the U.S. Food and Drug Administration (the “Agency”) relative to the development of a new 510(k) submission. At the present time, the Company cannot provide a timeline for resubmission but intends to do so after further discussions with the Agency.

As previously disclosed, on December 19, 2018, the Company filed a premarket notification 510(k) for regulatory clearance for a new clinical indication to market and sell Renuvion Cosmetic Technology for dermal resurfacing procedures. The application was supported by data from a multi-center, single arm, evaluator-blind prospective investigational device exemption (IDE) study evaluating the safety and efficacy of J-Plasma/Renuvion technology for the reduction of facial wrinkles and rhytides, which was conducted at three investigational centers and consisted of 55 patients. The primary efficacy endpoint was the comparison of the proportion of subjects (i.e., the percentage of treatment responders) with a ≥ 1-score improvement on the Fitzpatrick Wrinkle and Elastosis Scale (FWS) at the 3-month follow-up visit, as compared to baseline, as determined by at least 2 out of 3 blinded Independent Photographic Reviewers (IPRs). The primary safety endpoint was the adverse event rate and duration for a period of 3 months following the procedure.

The IDE study yielded no serious adverse events, however, the study did not meet the primary efficacy endpoint, as only 62% of subjects were deemed to have experienced a ≥ 1-score improvement on the FWS at the 3-month follow-up visit, whereas the study protocol and statistical analysis plan included 75% success criteria.

In the course of its review of the Company’s submission, the Agency raised a number of questions and concerns related to superior clinical results from one investigational center as compared to the other two investigational centers in the study. The Agency also questioned the potential impact of protocol deviations at this investigational center including the prophylactic use of methylprednisolone in all but five subjects treated.

“The IDE study results show good progress towards being able to eventually demonstrate the efficacy of our Renuvion Cosmetic Technology as more than 90% of subjects in the study experienced an improvement in appearance as assessed by investigators, and the independent photographic reviewers were able to correctly identify post treatment photographs in more than 97% of subjects,” said Shawn Roman, Vice President of R&D for Apyx Medical. “Unfortunately, we experienced a larger than expected range of clinical outcomes in the study due primarily to the inconsistent application of treatment time on tissue among investigators at the three centers.”

“We have been involved in productive and positive interactions with the Agency and they have been very engaged throughout the process,” said Charlie Goodwin, President and Chief Executive Officer of Apyx Medical. “They were understandably focused on the performance versus our stated primary endpoint, the variability in treatment outcomes across the three centers and the protocol deviations identified at one investigational center. After consultation with the Agency in late-March, we withdrew our application on March 29, 2019 as we were unlikely to be able to resolve the issues raised within the Agency’s congressionally mandated MDUFA 90-day review period that would have otherwise ended on April 1, 2019. Apyx Medical is committed to collaborating with the Agency to gain a better understanding of their concerns, which the Company plans to address in a new IDE supplement to obtain further data with uniform treatment applications across all investigational sites to support a new 510(k) regulatory clearance to market and sell Renuvion Cosmetic Technology for dermal resurfacing procedures.”

Mr. Goodwin continued: “We are actively engaged with the Agency to determine what additional data, studies and analyses may be required to support a new submission and an indication for use in dermal resurfacing procedures. In the interim, we continue to focus our 2019 commercial efforts on our initial clinical indication in the U.S. cosmetic surgery market, where Renuvion is used as a subdermal coagulator. With more than 400,000 liposuction procedures performed in the U.S. each year, this represents a compelling annual addressable market opportunity of more than $170 million. Finally, we announced preliminary revenue expectations for the first quarter of 2019 in this afternoon’s press release which reflect strong growth of 65% - 71% year-over-year, and we have reaffirmed our 2019 revenue guidance expectations of total revenue growth in the range of 50% - 56% year-over-year, driven primarily by 53% to 61% growth in our Advanced Energy business this year.”

Preliminary First Quarter 2019 Revenue Summary:

•	Total Q1 revenue from continuing operations in a range of approximately $5.6 to $5.8 million, up approximately 65% to 71% year-over-year.

◦	Advanced Energy revenue of approximately $4.3 million to $4.4 million, up approximately 64% to 67% year-over-year, driven by strong Renuvion sales.

◦	OEM revenue of approximately $1.3 million to $1.4 million, up approximately 69% to 82% year-over-year.

2019 Revenue Outlook:

The Company is reaffirming fiscal year 2019 revenue guidance of:

•
Total revenue in the range of $25.0 million to $26.0 million, representing growth of 50% to 56% year-over-year, compared to total revenue from continuing operations of $16.7 million in fiscal year 2018.

▪	Total revenue guidance continues to assume:

◦
Advanced Energy revenue in the range of approximately $20.0 million to $21.0 million, representing growth of 53% to 61% year-over-year, compared to Advanced Energy revenue of $13.7 million in fiscal year 2018. The Advanced Energy revenue range continues to assume that US growth is only driven by contributions from Renuvion sales related to its use as a subdermal coagulator following liposuction procedures and that international growth is driven primarily by utilization-related demand, in existing international markets only.

◦
OEM revenue of approximately $5.0 million, representing growth of 38% year-over-year, compared to $3.6 million for fiscal year 2018. The OEM revenue range continues to assume contributions from the Company’s electrosurgical disposables and accessories supply agreement with Symmetry Surgical of approximately $2.5 million for the full year 2019 period, compared to approximately $0.6 million in fiscal year 2018.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation (formerly Bovie Medical Corporation) is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion offers plastic surgeons, fascial plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.